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                                                                   EXHIBIT 10(b)
                               HEADS OF AGREEMENT


         THIS HEADS OF AGREEMENT ("Agreement") is made as of April 23, 2001, between OM Group, Inc., a Delaware corporation ("OMG"), and Ferro Corporation, an Ohio corporation ("Ferro") (each of OMG and Ferro a "party" and together, the "Parties").

         WHEREAS, pursuant to a Purchase Agreement of even date herewith ("Purchase Agreement") among OMG, dmc2 Degussa Metals Catalysts Cerdec AG ("Seller") and Degussa AG ("Degussa"), a copy of which is attached hereto as EXHIBIT A, Seller will sell to OMG, and OMG will purchase from Seller, the businesses and operations of Seller ("Transferred Businesses"); and

         WHEREAS, as soon as practicable following the closing of the transactions contemplated under the Purchase Agreement, OMG wishes to sell, transfer and assign to Ferro, and Ferro wishes to purchase and accept from OMG, certain of the Transferred Businesses, including the rights and obligations of OMG under the Purchase Agreement related to the Transferred Businesses sold to Ferro;

         NOW THEREFORE, in consideration of the agreements herein contained, the parties agree as follows:

         1. TRANSFER OF FERRO BUSINESSES.

         1.1 TRANSACTION STRUCTURE. The parties acknowledge that the Transferred Businesses will be held by one or more limited partnerships or other legal entities controlled by OMG and that Ferro wishes to acquire and to hold the Ferro Businesses (as hereinafter defined) directly or through one or more limited partnerships or other legal entities controlled by Ferro. Accordingly, references to "OMG" and "Ferro" (and "party" or "parties," as appropriate) throughout this Agreement shall include the affiliates actually holding or intended to hold the Transferred Businesses if the context permits. The parties further acknowledge that the transfer of the Ferro Businesses may be effected through one or more transfers and closings (as opposed to one transfer) (the closing of any transfer, a "Closing" and the date of any such closing, a "Closing Date"). The parties will cooperate with each other in effecting such multiple transfers, agreeing on tax-efficient structures for the transfers and assignments contemplated hereunder, and entering into any additional contracts necessary to reflect the details and specific agreements related to each separate transaction or separate purchase agreements for the transfer of any one or more of the "Ferro Businesses" as deemed necessary or appropriate by the parties. Ferro will pay any taxes relating to the transfer of Ferro Businesses, including capital gain taxes (provided that the assets were valued at fair market value for purposes of the Purchase Agreement and provided that the total fair market value allocated under the Purchase Agreement to the Ferro Businesses is at least euros 600 million plus or minus the portion of any adjustment under the Purchase Agreement allocable to the Ferro Businesses), VAT and real estate transfer taxes.

         1.2 FERRO BUSINESSES. On the Closing Date, OMG shall sell and transfer to Ferro, and Ferro shall purchase and accept from OMG, the portions of Transferred Businesses described in

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EXHIBIT B hereto (each business being a "Ferro Business" and collectively,
"Ferro Businesses").

         1.3 RIGHTS AND OBLIGATIONS. Except as otherwise expressly provided herein, it is the intention of the parties that the rights and obligations obtained by OMG with respect to each Ferro Business through the Purchase Agreement devolve to Ferro at each Closing, by legal assignment to the extent permitted and contemplated by Section 18 of the Purchase Agreement or by pass-through of such rights and obligations as contemplated by the Purchase Agreement, as if the appropriate provisions of the Purchase Agreement were repeated herein, and as if Ferro were the "Buyer" under the Purchase Agreement. For the avoidance of doubt, such rights and obligations would include but not be limited to:

                  (a) the right to rely on the representations and warranties of Seller set forth in Section 6 of the Purchase Agreement, as if such representations and warranties had been made directly by Seller to Ferro;

                  (b) the right to rely on the indemnification rights under
         Section 8 (Breach of Representations and Warranties), Section 9 (Environmental Indemnity), and Section 10 (Contingent Liabilities) of the Purchase Agreement, as if such indemnification rights had been granted directly by Seller to Ferro;

                  (c) the unfunded pension liabilities of Seller allocable to the Ferro Businesses; and

                  (d) any other agreements or covenants made by, or benefits or burdens received by, OMG with respect to the Transferred Businesses that would apply to the Ferro Businesses, to the extent that such benefits can with OMG's reasonable efforts be obtained for or provided by OMG to Ferro; likewise Ferro will use its reasonable efforts to eliminate or ameliorate any detriments to OMG's business caused by the Ferro Businesses. In the event that Ferro requests OMG to enforce its rights under the Purchase Agreement to benefits related to the Ferro Businesses (for example, non-compete and non-solicitation provisions of Section 25 of the Purchase Agreement), Ferro will bear OMG's reasonable out-of-pocket expenses related thereto. With respect to Seller's duty to keep OMG informed and supply documents under Section 12 of the Purchase Agreement, OMG shall to the same extent keep Ferro informed from the date hereof; provided that no documents or information shall be provided to Ferro the receipt of which would be illegal under relevant antitrust laws or would cause OMG to breach the Purchase Agreement.

Ferro agrees that it will comply with any undertakings or limitations in the Purchase Agreement to be imposed by OMG on any third party buyer of any of the Transferred Businesses including without limitation the following:

                  (a) Ferro agrees that it will use the Degussa License (as defined in the Purchase Agreement) in accordance with and subject to the terms of Section 13.8 of the Purchase Agreement; and

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                  (b) Ferro agrees that it will occupy the Gutleut Area (as
         defined in the Purchase Agreement) in accordance with and subject to the terms of Section 13.12 of the Purchase Agreement.

         2. PURCHASE PRICE.

         2.1 PURCHASE PRICE. The base purchase price for the Ferro Businesses shall be euros 600,000,000 ("Purchase Price"), allocated among the Ferro Businesses as agreed by the parties. The Purchase Price will be converted into an obligation to pay in US dollars based on the exchange rate published in the Wall Street Journal on the next business day following the closing under the Purchase Agreement.

         2.2 ADJUSTED PURCHASE PRICE. The Purchase Price will be adjusted as follows:

                  (a) The Purchase Price will be adjusted as of the closing under the Purchase Agreement, determined consistently with the adjustment approach under the Purchase Agreement, but in relation to the Ferro Businesses only, in a manner to be agreed by the parties in order to reach a fair result to both OMG and Ferro.

                  (b) The Purchase Price payments will be adjusted ratably downward, based on the allocation of the Purchase Price on Exhibit B as the transfer of each Ferro Business is closed or separately sold.

                  (c) The Parties agree that time is of the essence to close the transactions described in this Agreement. As an incentive, the Purchase Price will be adjusted upward by $4,050,000 for each month from the closing under the Purchase Agreement to the last Closing under this Agreement. The adjustment will be prorated for any partial month and will be prorated among the Ferro Businesses and reduced for each Ferro Business that is closed or separately sold.

                  (d) The Parties agree to adjust the Purchase Price according to a formula and with limitations to be mutually agreed upon in order to share in any excess investment banking fees and other structural costs arising from the transaction described in this Agreement.

         OMG agrees that any purchase price allocation to be agreed between OMG and Seller in accordance with Section 2.1 of the Purchase Agreement with respect to the Ferro Businesses shall be subject to Ferro's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.

         3. REPRESENTATIONS AND WARRANTIES. Each of OMG and Ferro represents and warrants to the other that the following statements are true, accurate and complete as of the date hereof and as of the Closing Date and any other party acting as the nominee of OMG or Ferro represents to OMG or Ferro, respectively, that the following statements are true as of the Closing Date:



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         3.1 ORGANIZATION, EXISTENCE, AND STANDING. It is a corporation or other specified entity duly organized, validly existing, and in good standing under the laws of Ohio, in the case of Ferro, or Delaware, in the case of OMG, or other specified jurisdiction.

         3.2 POWER AND AUTHORITY. In the case of OMG and Ferro, it has full corporate power, authority, and legal right to execute and deliver this Agreement and to perform its obligations under this Agreement. Upon execution and delivery by it, this Agreement and the other instruments and agreements for which provision is made herein will (assuming the valid execution and delivery by the other party of this Agreement and the other instruments and agreements for which provision is made herein) constitute a valid and binding obligation of it enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors' rights generally or by general equitable principles (whether considered at law or in equity). In the case of a nominee of OMG or Ferro, it has the full power and authority and legal right to execute and deliver any additional documents contemplated under Section 1 hereof and to close the relevant transaction.

         4. REPRESENTATIONS AND WARRANTIES. OMG hereby makes such representations and warranties to Ferro with respect to the Ferro Businesses as were made to OMG by Seller in the Purchase Agreement. Ferro acknowledges that OMG is making these representations and warranties only to the extent necessary to make claims for indemnities or damages on behalf of Ferro under the Purchase Agreement, and that OMG shall not itself have financial obligations to Ferro therefor except to the extent provided in Sections 5.1 and 5.13 hereof.

         5. COVENANTS BY PARTIES.

         5.1 PROCESSING OF INDEMNITY CLAIMS. OMG agrees that, following any Closing Date and subject to the provisions set forth below and in the Purchase Agreement, it will promptly submit any claims arising under representations, warranties and indemnities under the Purchase Agreement received by OMG from Ferro in writing and arising hereunder pursuant to Sections 1.3 and 4 relating to the Ferro Businesses then owned by Ferro to Seller and Degussa, and that it shall pursue such claims following the necessary procedures required under law and under the Purchase Agreement, with all reasonable effort as they apply to the Ferro Businesses; provided that OMG will be responsible for managing such claims from a substantive point of view only to the extent required by the Purchase Agreement and applying the same business judgment it would apply to itself. Otherwise, Ferro will either provide the information and assistance needed by OMG to effectively pursue such claim or it will manage the substantive issues itself; provided that, Ferro shall not be required to manage any aspects of any claim, procedurally or otherwise, if its participation would allow Seller under the Purchase Agreement to deny responsibility for such claim on the basis that OMG has assigned its rights in violation of the Purchase Agreement or some other technical violation of the Purchase Agreement. OMG further agrees to cooperate with Ferro in all reasonable ways to obtain any and all rights OMG would be entitled to under the Purchase Agreement with respect to the Ferro Businesses. Further, OMG shall appoint Ferro as its agent, with full authority to pursue enforcement of OMG's rights under the Purchase Agreement. Each party further agrees to provide the other party with a written notice describing the nature and amount of any claim to be asserted against Seller or Degussa. The parties shall



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agree prior to any Closing to the details of their respective roles under this section. Any damages suffered by Ferro as a result of a breach by OMG of its obligations under this Section 5.1 shall be limited to the amounts OMG would have been entitled to recover under the Purchase Agreement had it not breached its obligations under this Section 5.1.

         5.2 APPORTIONMENT OF BASKET AND CAP. The parties acknowledge that any assertion of claims against Seller or Degussa with respect to the Transferred Businesses retained by OMG or the Ferro Businesses is subject to the terms and conditions set forth in the Purchase Agreement, which include the following limitations: (i) any claim based on a breach of any representation or warranty of Seller may be asserted against Seller or Degussa only if the total amount of all claims asserted exceeds the amount of euros 10,000,000 ("Basket") and only for the amount exceeding the Basket, and (ii) except for certain claims, all claims based upon a breach of a representation or warranty or environmental costs or liabilities is limited to an aggregate amount of 25% of the purchase price paid by OMG for the Transferred Businesses ("Cap"). The parties agree that the Basket and Cap shall be apportioned between Ferro and OMG as follows:

                  (a) the impact of the Basket limitation shall be equally shared by Ferro and OMG; so that, once the Basket amount has been reached, reimbursements from Seller shall be adjusted between OMG and Ferro until each of them has effectively contributed euros 5,000,000 to the basket.

                  (b) For so long as claims for the maximum payments under the Cap have not been made, Ferro and OMG shall have equal rights to the Cap. However, if claims under the Purchase Agreement exceed the Cap, during the period that Seller is obligated to pay indemnities, if either Ferro or OMG receives in excess of 50% of the Cap, the excess shall, unless the parties otherwise agree, be deposited in an escrow account, with terms to be agreed by OMG and Ferro, with distribution of such excess, together with interest earned thereon, to be made either at the end of the period to whichever of Ferro or OMG deposited the excess or prior to the end of the term as required to reimburse the other party as such party incurs indemnifiable expenses up to euros 150 million.

         5.3 ENVIRONMENTAL CO-PAY. Ferro and OMG each agree that the party claiming indemnification for environmental costs or liabilities shall be required to pay the percentage of the total claim assigned to Buyer in Section
9.3.1 of the Purchase Agreement.

         5.4 CONTRACTS AND OTHER RIGHTS. OMG agrees to transfer (by way of legal assignment if permitted or if not, by directing that the services be provided for the relevant Ferro Business) to Ferro any intercompany service agreements relating to the Ferro Businesses which will continue after the closing of the Purchase Agreement in accordance with Section 13.11 of the Purchase Agreement. OMG further agrees to use its reasonable efforts to cause the licensing party to any SAP license or other material software license agreement relating to the Ferro Businesses to consent to an assignment of such license agreement to Ferro on any and all relevant Closing Dates. To the extent service agreements require the cooperation of both OMG and Ferro, each will work to cause efficient and effective results with the ultimate goal of separating the services supplied to the individual businesses.



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         5.5 JOINT FACILITIES. The parties acknowledge that some of the
Transferred Businesses will be jointly operated by OMG and Ferro following the Closing of any Ferro Business operating in a joint facility until such time as it will be practicable to divide these jointly operated facilities between OMG and Ferro. The parties shall agree on how these facilities shall be operated and/or divided after each Closing on terms and conditions mutually satisfactory to the parties.

         5.6 ANTITRUST CLEARANCE. Ferro agrees to comply with the restrictions on Buyer under Section 13.10 of the Purchase Agreement. To the extent allowed by such restrictions, on or before the closing of the transactions contemplated under the Purchase Agreement, OMG and Ferro shall each promptly file or cause to be filed with the Antitrust Authorities (as hereinafter defined) any notifications required under any applicable antitrust law. The parties may agree to file such notifications on a schedule consistent with the order in which they intend to close the transfer of each Ferro Business.

                  (a) OMG and Ferro will assist and cooperate with each other in doing all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated in this Agreement, including (i) submitting all necessary notices and filings and (ii) obtaining all necessary consents, approvals, or waivers as required by the Antitrust Authorities (as hereinafter defined). The parties shall each cooperate and use their respective best efforts to promptly provide information and documents requested by any Antitrust Authority (including substantially complying with any second request for information pursuant to the Hart-Scott-Rodino Antitrust Improvements Act) or otherwise necessary, proper, or advisable to permit the consummation of the transactions contemplated hereby.

                  (b) OMG and Ferro also agree to promptly take any actions necessary, proper and advisable that would not have a materially adverse effect upon either OMG or Ferro to obtain the approval of any Antitrust Authority; provided that Ferro does agree to: (i) enter into negotiations with the relevant Antitrust Authority, or (ii) consent to reasonable third-party licenses or "non-bundling" restrictions if required by the relevant Antitrust Authority, in order to consummate the transactions contemplated herein as expeditiously as practicable.

                  (c) The parties shall promptly inform each other of any material communication from any Antitrust Authority. "Antitrust Authority(ies)" means the antitrust authorities of the European Commission, the United States and any other country having jurisdiction over the transactions contemplated herein. If any party hereto or any affiliate thereof receives a request for information or documents from any Antitrust Authority with respect to the transactions contemplated in this Agreement, then such party shall make, or cause to be made, as soon as practicable and after consultation with the other party, an appropriate response in compliance with such request and will make available for review to the other party (and its counsel) advance drafts of all presentations and filings in connection therewith. Each party shall consult the other party in advance of proffering any understandings, undertakings, or agreements (oral or written)



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         that it proposes to make or enter into with any other Antitrust
         Authority in connection with the transactions contemplated by this Agreement.

                  (d) If Ferro is unable to obtain the required approvals to buy any of the Ferro Businesses, or if both Ferro and OMG agree at any time that continuation of the process is impracticable, and if Ferro is allowed by the Antitrust Authorities to sell such Businesses, it will do so after providing OMG a right of first offer. If, on the other hand OMG sells such Businesses because a transfer to Ferro is not permitted or has been abandoned as described in the preceding sentence, such sale shall be for Ferro's account using an investment banker mutually acceptable to Ferro and OMG and Ferro and OMG will consult with each other about the appropriate sale process, and Ferro shall reimburse OMG for any net loss compared to the portion of the Purchase Price allocated to such Business on Exhibit B hereto. Similarly, any net gain received over the portion of the Purchase Price allocated to such Ferro Business shall be paid to Ferro. OMG and Ferro's rights to make a claim for net loss or net gain, as the case may be, and any portion remaining of the $4,050,000 monthly addition to the Purchase Price, shall expire at the earlier of OMG's decision to retain any business for its own account (as a result of Ferro's inability to obtain the required approvals to buy such business) and 270 days after OMG first has the right to sell the Ferro Business for Ferro's account. In the event OMG does decide to retain the business, the parties shall consider a fair adjustment of the monthly payments of additional purchase price, applying an offset against cash flow generated by the particular business since the closing under the Purchase Agreement.

         5.7 OPERATION OF FERRO BUSINESSES BEFORE CLOSING. After the closing of the Purchase Agreement and prior to any and all Closings hereunder, OMG agrees to maintain and operate the Ferro Businesses in a manner consistent with Seller's past practices, including but not limited to preserving customer, supplier and employee relations, performing contracts, maintaining operating assets, and other actions necessary to maintain the value of the Ferro Businesses. OMG also agrees that it will not do any of the following without the prior written consent of Ferro: (a) enter into any intercompany supply arrangements not consistent with Seller's past practice; (b) enter into any significant long-term or "take or pay" supply agreements; (c) incur any capital expenditures in excess of euros 1,000,000; (d) change Seller's practices used to allocate costs among the Transferred Businesses that would affect the Ferro Businesses; (e) enter into employment, "stay-put" or special bonus contracts or arrangements with key employees not consistent with Seller's past practices; (f) declare or pay any dividend to a direct or indirect parent or otherwise transfer any profits from the Ferro Businesses; (g) sell or buy operating assets of the Ferro Businesses outside the normal course of business, not consistent with past practices; (h) take any other actions precluded by Section 14.1.2-14.1.9 of the Purchase Agreement, or (i) waive its rights under Sections 14.1.2-14.1.9 of the Purchase Agreement. OMG also agrees to allow Ferro to conduct reasonable environmental due diligence; provided that such diligence shall not unreasonably interfere with the relevant business operations. OMG also agrees to disclose to Ferro in writing any violation of a representation, warranty or covenant under the Purchase Agreement of which any executive officer of OMG becomes aware. The Parties will work together to establish a separate accounting and treasury mechanism to allow for the business results and cash flows to be tracked separately.



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         5.8 FURTHER ASSURANCE. After the Closing, OMG shall from time to time, at Ferro's reasonable request, execute and deliver to Ferro such other instruments of conveyance or assignment, and take such other actions as Ferro may reasonably request so as to more effectively assign and deliver and vest in Ferro title to and possession of the Ferro Businesses and to fully implement this Agreement.

         5.9 ACCESS. Prior to the closing under the Purchase Agreement, OMG shall provide access to the Ferro Businesses consistent with Section 14.2 of the Purchase Agreement, and Ferro shall use such information only as permitted by
Section 14.2 of the Purchase Agreement. Thereafter, prior to any Closing hereunder, OMG shall provide senior management of Ferro and its agents (including environmental consultants) with full access to the Ferro Businesses and to the assets, operations, documents, books and records and information relating to such businesses, to the extent necessary to enable Ferro to plan for effective and efficient integration of those Businesses after they have been transferred and shall furnish such other information as Ferro may reasonably request. All information shall be provided pursuant to a confidentiality agreement, and Ferro shall decline to receive any information that would be precluded under applicable antitrust laws.

         5.10 FURTHER AGREEMENTS. OMG and Ferro acknowledge that this Agreement does not purport to cover all legal and business issues related to the transactions contemplated hereunder, and each agrees to negotiate and execute additional agreements to achieve the goal of transferring the Ferro Businesses on terms agreeable to both parties.

         5.11 THIRD-PARTY CONSENTS AND APPROVALS. OMG shall request Seller to obtain any necessary third party consents relating to the Ferro Businesses in accordance with Section 6.21 of the Purchase Agreement.

         5.12 OBLIGATION TO PURCHASE. No breach by OMG of its obligations hereunder shall relieve Ferro from its obligation to purchase the Ferro Businesses unless such breach is also a condition to close contained in Article
6.2 hereof.

         5.13 REIMBURSEMENT AND INDEMNITY OBLIGATIONS.

                  (a) OMG has undertaken obligations designed to provide the benefits of the Purchase Agreement to Ferro. OMG will indemnify and hold Ferro harmless from claims arising from OMG's breach of its obligations hereunder, but otherwise shall not be liable to Ferro for the obligations of Seller under the Purchase Agreement.

                  (b) Ferro, for its part, agrees to reimburse OMG for its reasonable out-of-pocket expenses incurred by OMG in securing the benefits under the Purchase Agreement for Ferro. In addition, Ferro will indemnify OMG and its affiliates from any third-party claims against them relating to the Ferro Businesses except that Ferro will not so indemnify OMG and its affiliates to the extent that such claims arise from events occurring during the ownership of the Ferro Businesses by OMG and result from a breach by OMG of its obligations under this Agreement, including, without limitation, OMG's obligations under Section 5.7.



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         5.14 NO HIRE. Upon the sale of each Ferro Business, OMG will agree for a period of two (2) years after the relevant Closing Date not to hire any employee transferred with the Ferro Business; likewise, Ferro agrees for a period of two (2) years after it has acquired any Ferro Business not to hire any employee of the Transferred Businesses retained by OMG.

         6. CONDITIONS TO OBLIGATIONS OF PARTIES. The obligations of OMG to consummate the transfer of each Ferro Business are subject to the satisfaction on or prior to the Closing Date of the conditions set forth in Section 6.1. The obligations of Ferro to consummate the transfer of each Ferro Business are subject to the satisfaction on or prior to the Closing Date of the conditions set forth in Section 6.2.

         6.1 OMG CLOSING CONDITIONS. The obligations of OMG to consummate the transfer of each Ferro Business are subject to the satisfaction on or prior to the Closing Date of the following conditions:

         (a) CLOSING OF PURCHASE AGREEMENT. OMG shall own the Ferro Businesses.

         (b) ANTITRUST CLEARANCE. All authorizations, consents, orders, declarations, approvals, filings with, or terminations or expirations of waiting periods imposed by, any governmental entity the failure of which to obtain, make or occur would have the effect of making the transfer of the applicable Ferro Business illegal or would have a material adverse effect on the transaction for either party, shall have been obtained, shall have been made or shall have occurred.

         (c) REPRESENTATIONS AND WARRANTIES TRUE ON CLOSING DATE. The representations and warranties of Ferro made in Section 3 of this Agreement shall be true in all material respects as of the Closing Date as though such representations and warranties were made as of the Closing Date.

         (d) THREATENED OR PENDING PROCEEDINGS. No proceedings shall have been threatened in writing or initiated (and not dismissed) by any governmental authority seeking to enjoin or otherwise restrain the consummation of the transactions contemplated hereby in any material respect.

         6.2 FERRO CLOSING CONDITIONS. The obligations of Ferro to consummate the transfer of each Ferro Business are subject to the satisfaction on or prior to the Closing Date of the following conditions:

         (a) CLOSING OF PURCHASE AGREEMENT. OMG shall beneficially own at least the electronic materials businesses of Seller and shall not have sold any of the Ferro Businesses to any other buyer except in accordance with the provisions of this Agreement.

         (b) ANTITRUST CLEARANCE. All authorizations, consents, orders, declarations, approvals, filings with, or terminations or expirations of waiting periods imposed by, any governmental entity the failure of which to obtain, make or occur would have the effect of making the transfer

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of the applicable Ferro Business illegal or would have a material adverse effect on the transaction for either party, shall have been obtained, shall have been made or shall have occurred.

         (c) REPRESENTATIONS AND WARRANTIES TRUE ON CLOSING DATE. The representations and warranties of OMG made in Section 3 of this Agreement shall be true in all material respects as of the Closing Date as though such representations and warranties were made as of the Closing Date.

         (d) THREATENED OR PENDING PROCEEDINGS. No proceedings shall have been threatened in writing or initiated (and not dismissed) by any governmental authority seeking to enjoin or otherwise restrain the consummation of the transactions contemplated hereby in any material respect.

         (e) MATERIAL ADVERSE CHANGE. If OMG has the right to terminate the Purchase Agreement under Section 4.3.2 thereof, and more than 50% of the adverse change in financial condition referenced in Section 6.13.1 of the Purchase Agreement applies to the Ferro Businesses, then Ferro shall have the right not to close under this Agreement if (i) OMG knew prior to the closing under the Purchase Agreement of its right to terminate the Purchase Agreement and notifies Ferro of that right and (ii) Ferro notifies OMG prior to the closing under the Purchase Agreement of its election not to close hereunder; provided that for purposes of this condition, business trends of the Ferro Businesses at no worse levels than known to Ferro at the date hereof shall not provide a basis for a claim by Ferro that a Material Adverse Change has occurred.

         7. CLOSING.

         7.1 DATE AND TIME. The transactions contemplated by this Agreement will take place five (5) business days after the condition set forth in Section 6.2 has occurred and all other conditions in Section 6 have been met, with respect to each of the Ferro Businesses or at such other time and date as the parties may agree in writing.

         7.2 PROCEDURES. If all of the conditions specified in Section 6 have been fulfilled or are waived in writing by the parties on or by the Closing Date, then, on the Closing Date, OMG will execute and deliver to Ferro, against delivery of the Purchase Price for the relevant Ferro Business, the following:

                  (a) TRANSFER INSTRUMENTS. All conveyance and assignment instruments, certificates, bills of sale and documents determined by OMG and Ferro to be reasonably necessary to effect the transfer of the Ferro Business under applicable law;

                  (b) CERTIFICATES. Good standing, tax and other customary certificates or similar documents available under the jurisdictions of the respective Ferro Businesses as well as incumbency certificates of both OMG and Ferro.



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                  (c) GUARANTEE. OMG and Ferro shall each guarantee to each
         other the obligations of any nominee transferring or accepting transfer of any Ferro Business hereunder.

         7.3 BREAKUP FEE. If the Purchase Agreement does not close for any reason, and if OMG receives a "breakup fee" related thereto, OMG shall pay Ferro 50% of such fee.

         8. TERMINATION. If the parties are unable to obtain antitrust clearance within seven months after the filing in jurisdictions that require mandatory government pre-clearance notification processes of notices relating to a Ferro Business to be transferred, then either party shall have the right to terminate this Agreement with respect to such business by giving written notice to the other party. For 90 days after either party has received such written notice, Ferro shall have the right to sell the Ferro Business. If Ferro is unsuccessful, OMG shall have the right to sell the Ferro Business. If a sale is executed in either case, the economic adjustment required by Section 5.6(d) hereof shall apply. In the event of any such termination, this Agreement will become void and of no further force and effect with respect to such business and no party hereto will have any liability to any other party hereunder (other than as provided in this Section 8), with respect to such Ferro Business. This Agreement shall remain in full force and effect with respect to any Ferro Businesses previously transferred to Ferro. In the event Ferro does not purchase any Ferro Business, Ferro agrees to keep confidential any information received in relation to such business in accordance with its confidentiality agreements with Degussa and/or Seller.

         9. EXPENSES. Whether or not the transactions contemplated hereby are consummated, each of the parties hereto will pay, except as otherwise provided herein, its respective expenses, income and other taxes, and costs (including without limitation, the fees, disbursements, and expenses of its attorneys, accountants, and consultants, except to the extent the parties agree to share certain legal fees) incurred by it in negotiating, preparing, closing, and carrying out this Agreement and the transactions contemplated by this Agreement.

         10. NOTICES. Notices hereunder will be effective when they are sent by facsimile, with confirmation of receipt; one day after they are deposited with an overnight courier; and three business days after they are deposited in the official mails, postage prepaid, and, in each case, addressed:

                  (a)      In the case of OMG, to:

                           Mr. James M. Materna
                           Chief Financial Officer
                           OM Group, Inc.
                           3800 Terminal Tower
                           50 Public Square
                           Cleveland, Ohio 44113-2204
                           Fax No.: (216) 781-0902



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

                           With a copy to:

                           Carolyn J. Buller, Esq.
                           Squire, Sanders & Dempsey L.L.P.
                           4900 Key Tower
                           127 Public Square
                           Cleveland, Ohio  44114-1304
                           Fax No.:  (216) 479-8780

                  (b)      In the case of Ferro, to:

                           Mr. Bret W. Wise
                           Senior Vice President and Chief Financial Officer Ferro Corporation
                           1000 Lakeside Avenue
                           Cleveland, Ohio 44114
                           Fax No.: (216) 875-7230

                           With a copy to:  Attn. General Counsel

All notices delivered hereunder shall be marked "PERSONAL AND CONFIDENTIAL." Any party may change the address to which notices are to be addressed by giving the other parties notice in the manner herein set forth.

         11. PUBLIC ANNOUNCEMENTS AND RELEASES. No party to this Agreement will make or cause to be made any public announcement or release concerning this Agreement or the transactions contemplated hereby without consultation with the other parties to this Agreement, except that each party may make such announcements or filings under the rules and regulations of the Securities and Exchange Commission and New York Stock Exchange rules as may, on advice of counsel, be required.

         12. GOVERNING LAW. The validity, interpretation, and performance of this Agreement will be determined in accordance with the laws of the State of Ohio.

         13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

         14. HEADINGS. The headings, subheadings, and captions in this Agreement and in any exhibit hereto are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement.

         15. EXHIBITS AND SCHEDULES. The exhibits and schedules attached hereto and the other documents delivered pursuant hereto are hereby made a part of this Agreement as if set forth in full herein.

         16. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, arrangements, and understandings, written or oral, relating to the subject matter of this Agreement.

         17. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon OMG and Ferro and their respective successors and assigns. Notwithstanding the immediately preceding sentence, each party may assign its rights and delegate its duties under this Agreement to any of its subsidiaries or affiliated companies.

         18. SEVERABILITY. If any provision of this Agreement is held to be unenforceable, invalid, or void to any extent for any reason, that provision shall remain in force and effect to the maximum extent allowable, if any, and the enforceability and validity of the remaining provisions of this Agreement shall not be affected thereby.

         19. EFFECTIVENESS OF AGREEMENT. The effectiveness of this Agreement shall be subject to approval by the boards of OMG and Ferro, which the undersigned will endeavor to obtain as soon as practicably possible.

         20. NO THIRD PARTY BENEFICIARIES. None of the parties hereto intends that any person not a party hereto shall be a third-party beneficiary of any provision of this Agreement and nothing contained herein shall be construed or deemed to confer any benefit or right upon any third party.


                            [SIGNATURE PAGE FOLLOWS]


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


         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

OM GROUP, INC.                        FERRO CORPORATION



By:                                   By:
    --------------------------           --------------------------------------
    Name:   James P. Mooney              Name:   Hector R. Ortino
    Title:  Chairman/CEO                 Title:  Chairman & Chief
                                                 Executive Officer




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

                                    EXHIBIT A


                               PURCHASE AGREEMENT

                                     BETWEEN

                     DMC2 DEGUSSA METALS CATALYSTS CERDEC AG
                                 HANAU, GERMANY

                                       AND

                                 OM GROUP, INC.
                              CLEVELAND, OHIO, USA

                                       AND

                                   DEGUSSA AG
                               DUSSELDORF, GERMANY



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


                                    EXHIBIT B

                              THE FERRO BUSINESSES


The Ferro Businesses shall consist of the following business divisions of the Transferred Businesses:

a.       Electronic Materials ("EM");
b.       Performance Pigments and Colors ("PPC");
c.       Glass Systems ("GS"); and
d.       Cerdec Ceramics ("CER").

Prior to the closing of the transaction contemplated by the Purchase Agreement, the parties shall agree to a detailed description of the assets that comprise the Ferro Businesses, including the names of certain subsidiaries whose shares will be transferred to Ferro.

The allocation of the Purchase Price for the Ferro Businesses shall be based on the following grouping of the Ferro Businesses:

1.       Electronic Materials (100% of EM);
2.       Specialty Colors (approximately 15% of PPC and 100% of GS); and
3.       Ceramics and Glazes (approximately 85% of PPC and 100% of CER).



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